Exhibit 10.1

May 30, 2006

Susan E. Siegel

Dear Sue:

This letter agreement (the “Agreement”) sets forth our mutual agreement with respect to the change in your role with Affymetrix, Inc. (the “Company”), effective as of the date hereof.

1.                         Position with the Company. Effective April 19, 2006 (the “Transition Date”), you resigned as President of the Company. You will remain employed with the Company, as President Emeritus, reporting to the CEO, Stephen P.A. Fodor. You will have duties and responsibilities commensurate with such position as are determined by the CEO and mutually agreed with you, including those set forth on Schedule I.

2.                         Board Service. Effective the Transition Date, you resigned as a member of the Board of Directors of the Company.

3.                         Salary, Benefits and Equity. While you remain employed with the Company, you will receive an annual base salary of $426,315, payable in accordance with the Company’s standard payroll practices. You will not be eligible for an annual bonus or additional stock awards. During your employment, you will continue to be eligible for employee benefits under the terms of the Company’s benefit plans and for administrative and office services relating to conducting business for the Company similar to those provided to other key employees of the Company; your equity awards will continue to vest and remain outstanding in accordance with their terms; and you will receive key executive services through Right Management Consultants prior to, or immediately upon, resignation or termination of your employment. During the term of this Agreement, the Company will recommend and sponsor you for seminars and courses without any obligation by the Company to pay for such courses.

4.                         Confidentiality Agreement. Your existing Confidentiality and Invention Agreement with the Company (the “Confidentiality Agreement”) remains in effect after the effective date of this Agreement and is attached for your convenience.

5.                         Termination of Employment.

(a)                                  At-Will Employment. Your employment remains at-will, and no special or implied conditions of employment are established unless they are made in writing.

(b)                                 Termination. In the event your employment is terminated or you resign before November 19, 2007, you will be entitled to receive the following, subject to your signing and letting become effective the release in the form set forth in Section 6 of this Agreement and continued compliance with the covenants set forth in the Confidentiality Agreement and Section 8 of this Agreement as of your termination date:  (i) a lump sum payment equal to $675,000 less the base salary paid to you from the Transition Date through the date of your termination of employment; (ii) continued Company-paid health coverage through October 19, 2007; (iii) accelerated vesting of your stock options to the extent they would have vested if you had remained employed through October 19, 2007; and (iv) extension of the post-termination exercise period for your vested stock options until the period you would have had to exercise your stock options if you had remained employed through November 19, 2007, provided that (A) to the extent required by Code Section 409A (as defined below), such exercise period shall be the later of the fifteenth day of the third month following the date on which, or December 31 of the calendar year in which, the stock options would otherwise have expired after termination of employment under the terms of your stock option agreements and (B) in no event shall any options be exercisable beyond the maximum 10-year term set forth in the applicable stock option agreement.

Notwithstanding anything in this Agreement to the contrary, to the extent that you and the Company in good faith determine that any payment provided for in this Agreement constitutes a “deferral of compensation” under Internal Revenue Code (“Code”) Section 409A, then no amount shall be payable to you prior to the earliest of: (i) your death or “disability” (within the meaning of Code Section 409A(a)(2) (C) following your termination date; (ii) the date that is six months following the date of your “separation from service” with the Company (within the meaning of Code Section 409A); or (iii) to the extent permitted by Code Section 409A, the effective date of a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company (in each case within the meaning of Code Section 409A).

6.                         Release.

(a)                                  You acknowledge that the following release shall extend to unknown, as well as known claims, and hereby waive the application of any provision of law, including, without limitation, Section 1542 of the California Civil Code, that purports to limit the scope of a general release. Section 1542 of the California Civil Code provides:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

(b)                                 You agree to and do fully and completely release, discharge and waive any and all claims, complaints, causes of action or demands of whatever kind which you have or may have against the Company, its subsidiaries, affiliates, predecessors and successors and all its directors, officers, employees, stockholders and other investors by reason of any event, matter, cause or thing which has occurred prior to the date hereof (“Executive Claims”). You understand and accept that this Agreement specifically covers, but is not limited to, any and all Executive Claims relating in any way to compensation, to any previous agreements between you and the Company related to your employment, or to any other terms, conditions or circumstances of your employment with the Company, whether for severance or based on statutory or common law claims for employment discrimination (including discrimination on the basis of sex, age, religion or disability, including specifically any claims under the Age Discrimination in Employment Act (the “ADEA”), Title VII of the Civil Rights Act of 1964, as amended, or the Americans with Disabilities Act of 1990), wrongful discharge, breach of contract or any other theory, whether legal or equitable. Notwithstanding the foregoing, you do not waive any rights to which you may be entitled to seek to enforce this Agreement, or to seek indemnification with respect to liability incurred by you as an employee, officer or director of the Company in accordance with the Company’s bylaws and the indemnification agreement between you and the Company (the “Indemnification Agreement”), a copy of which is attached to this Agreement, or with respect to any claim released in this section. The Company and you agree that the release set forth in this section shall not release, replace, supersede or in any way materially alter or reduce the Company’s obligations to you under the Indemnification Agreement. The parties agree that the Indemnification Agreement shall take precedence over this Agreement to the extent there is any conflict or inconsistency between them. You and the Company agree that this release does not operate to release or modify any other rights to indemnification or advancement of expenses to which you are entitled from the Company or its insurers under the Company’s Certificate of Incorporation, its Bylaws, any other agreement, any vote of stockholders or disinterested directors, the General Corporation Law of the State of Delaware, the Labor Code of the State of California, a director and officer insurance policy (whether an existing or replacement policy), or otherwise.

7.                         Acknowledgement of Waiver of Claims Under ADEA. You acknowledge that you are waiving and releasing any rights you may have under the ADEA and that this waiver and release is knowing and voluntary. You and the Company agree that this waiver and release does not apply to any rights or claims that may arise under ADEA after the date hereof. You acknowledge that the consideration given for this waiver and release is in addition to anything of value to which you were already entitled. You further acknowledge that you have been advised by this writing that:

(a)                                  You should consult with an attorney prior to executing this Agreement.

(b)                                 You have up to 21 days within which to consider this Agreement.

(c)                                  You have seven days following your execution of this Agreement to revoke the Agreement.

(d)                                 This Agreement shall not be effective until the revocation period has expired.

8.                         Outside Activities; Non-Solicitation; No Disparagement.

(a)                                  Outside Activities. During your employment with the Company, you will not (i) engage in any other gainful employment, business or activity without the written consent of the General Counsel; (ii) assist any person or organization in competing with the Company or its affiliates, in preparing to compete with the Company or its affiliates or in hiring any employees of the Company or its affiliates; (iii) own, directly or indirectly, any capital stock of any company which is in competition with any line of business conducted by the Company or its affiliates; provided that (A) you may own, directly or directly, up to 1% of the outstanding capital stock of any publicly traded corporation in a passive investment and (B) you may serve on other corporate boards with the consent of the General Counsel in compliance with Company policy so long as such service does not prevent you from carrying out your duties and responsibilities to the Company.

(b)                                 Non-Solicitation. You acknowledge and recognize the highly competitive nature of the businesses of the Company and its affiliates and accordingly agree that during your employment with the Company and for a period of six months thereafter: (i) you will not directly or indirectly solicit any employee of the Company or any of its affiliates to terminate his or her employment with the Company or any of its affiliates; and (ii) you will not directly or indirectly solicit customers or suppliers of the Company based on confidential information of the Company or solicit any such person to terminate his, her or its relationships with the Company.

(c)                                  No Disparagement. During and after your employment with the Company, you agree that you shall not make negative statements or representations, or otherwise communicate negatively, directly or indirectly, in writing, orally, or otherwise, or take any action which may, directly or indirectly, disparage or be damaging to the Company, its subsidiaries, affiliates, successors or their officers, directors, employees, business or reputation, except as may be required by law or by any regulatory authority. The Company agrees that neither it nor its officers and directors shall make any negative statements or representations, or otherwise communicate negatively, directly or indirectly, in writing, orally or otherwise, or take any action which may, directly or indirectly, disparage or be damaging to you or your reputation.

9.                         Remedies.

(a)                                  You and the Company acknowledge and agree that the Parties’ remedies at law for a breach or threatened breach of any of the provisions of Section 8 of this Agreement would be inadequate and, in recognition of this fact, you agree that, in the event of a breach or threatened breach, in addition to any remedies at law, the Parties, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

(b)                                 It is expressly understood and agreed that although you and the Company consider the restrictions contained in Section 8 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in Section 8 is an unenforceable restriction against you, the provisions of Section 8 shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such other maximum extent as such court may judicially determine or indicate to be enforceable.

10.                   Entire Agreement; Amendment. Except as expressly set forth herein, and except for your stock option agreements (as amended hereby), the Confidentiality Agreement and the Indemnification Agreement, this Agreement shall supersede any and all existing agreements between you and the Company or any of its affiliates relating to the terms of your employment and contains the entire understanding of the parties with respect to your employment and the termination thereof. This Agreement may not be altered, modified or amended except by a written agreement signed by both parties hereto.

11.                   No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

12.                   Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality or enforceability of the remaining provisions of this Agreement shall not be affected thereby.

13.                   Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, representatives, successors and assigns. This Agreement shall not be assignable by you and shall be assignable by the Company only to an affiliate or successor thereof, which affiliate or successor shall assume all of the Company’s obligations to you hereunder.

14.                   Acknowledgement. You acknowledge that you have carefully read this Agreement, fully understand and accept all of its provisions and sign it voluntarily of your own free will.

15.                   Withholding. You agree that any payments to which you may be entitled pursuant to this Agreement are subject to withholding by the Company of any applicable federal, state or local taxes; provided that you understand that you remain ultimately responsible for any tax consequences hereunder.

16.                   Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard for the conflicts of law principles thereof.

17.                   Arbitration.

(a)                                  Any dispute or controversy arising out of, relating to, or in connection with this letter agreement, or the interpretation, validity, construction, performance, breach, or termination thereof, shall be settled by binding and confidential arbitration to be held in Santa Clara County, California, in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association (the “Rules”). The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction.

(b)                                 The arbitrator(s) shall apply California law to the merits of any dispute or claim, without reference to conflicts of law rules. The arbitration proceedings shall be governed by federal arbitration law and by the Rules, without reference to state arbitration law. You hereby consent to the personal jurisdiction of the state and federal courts located in California for any action or proceeding arising from or relating to this letter agreement or relating to any arbitration in which the parties are participants.

(c)                                  The Company and you shall each pay one-half of the costs and expenses of the arbitration, and each party shall bear its own respective attorneys’ fees and all other costs, unless otherwise required or allowed by law and awarded by the arbitrator.

18.                   Notices. Except as otherwise explicitly provided in this Agreement, any notice provided hereunder will be deemed to be given when delivered in writing by hand, by facsimile or sent by overnight courier. All notices to the Company will be marked confidential and addressed to the Company’s General Counsel. All notices to you will be addressed to your most recent address as reflected on the Company’s payroll and sent to such other address as you may provide from time to time by notice to the Company, or any other persons or addresses as you may request from time to time by notice to the Company.

19.                   Reimbursement of Fees and Expenses. The Company shall reimburse you for fees and expenses of your legal counsel and personal tax advisors incurred by you in connection with the execution of this Agreement. You will provide the Company with reasonable evidence of such fees and expenses in the form of a summary bill prior to receiving reimbursement.

20.                   Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

Please acknowledge your acceptance of the foregoing by signing where indicated below.

AFFYMETRIX, INC.

By:	/s/ Barbara A. Caulfield
	Name:	Barbara A. Caulfield
	Title:	Executive Vice President and General Counsel

Attachments

Accepted and Agreed:

/s/ Susan E. Siegel
Susan E. Siegel

May 31, 2006
Date

Schedule I

1.                                       Review strategic marketing plans as requested.

2.                                       Analyze sales and marketing plans and strategies with the Senior Vice President of Marketing and Sales.

3.                                       Visit, contact and work with high-level business opportunities and key large accounts as requested.

4.                                       Review implementation plans for global customer segments with focus in sales and sales support organization.

5.                                       Review market attack plans for key customer segments, including priority targets.

6.                                       Mentor and assist key employees.

7.                                       Work with the General Counsel to develop litigation and licensing goal for identified companies.

8.                                       Special Projects as developed by the CEO.

9.                                       Monthly reports of Company business activities shall be provided to the General Counsel.